Exhibit 99.1

LifeLogger Takes Major Steps to Integrate the Best of Pixorial

PALM BEACH GARDENS, FL. - November 16, 2015 - LifeLogger Technologies Corp (OTCQB:LOGG) today announced two major steps in its efforts to integrate the best of Pixorial: it has signed a Definite Purchase Agreement to acquire all assets of Pixorial Inc. (Pixorial), and hired Andres Espineira, Pixorial’s Founder and CEO as its Chief Marketing Officer.

As part of the terms of the Definite Purchase Agreement, LifeLogger is acquiring all assets of Pixorial such as source code, software, trade secrets, processes, ideas, know-how, improvements, discoveries, developments, designs, techniques and contract rights. LifeLogger will issue 3.2 million shares of its unregistered common stock to the shareholders and certain creditors of Pixorial, which will be subject to a lock-up agreement. Closing is subject to certain closing conditions expected to be met in Q1 2016. To accelerate the integration efforts, effective November 1, 2015, LifeLogger is licensed to use all assets of Pixorial until the closing and has hired Mr. Espineira as the company’s Chief Marketing Officer. In addition to leading the Pixorial integration efforts, Mr. Espineira will bring all his know-how to help drive LifeLogger’s growth.

Stewart Garner, LifeLogger’s Chief Executive Officer noted, “We are very pleased to have signed these agreements enabling LifeLogger to immediately benefit from the acquisition. I am also thrilled to have Andres joining our management team. His experience running Pixorial, his educational background from Stanford University and Kellogg School of Management, and his expertise gained at companies such as Oracle and Netscape, makes him an invaluable addition to LifeLogger.”

Mr. Espineira, added, “After just a few weeks working with Stew and his amazing team, and seeing LifeLogger’s product pipeline, I am more than convinced of the strategic potential of bringing the best aspects of Pixorial’s software to LifeLogger’s platform. In addition, I plan to bring all the lessons learned at Pixorial to achieve organic growth metrics (non-paid traffic) that enabled us to attract 620,000 users and at one point we achieved new daily acquisitions of over 1,500 users per day.”

About Pixorial

Pixorial is a personal photo and video sharing platform that includes functionality to organize and discover all the media from a person’s life so they can enjoy it how they want. Pixorial is capable of delivering a universal service for collecting all the photos and videos from life experiences – media that may be scattered across a variety of services, devices, and people. With Pixorial, users will be able to store the media that matters to them in their private cloud which they will be able to access from anywhere. Using Pixorial’s online tools and mobile applications functionality, customers will be able to take the complexity out of sharing their photos and videos and go beyond the limits of traditional posting. With multiple industry awards and over half a million subscribers worldwide, Pixorial is privately held and based in Englewood, Colorado.

About LifeLogger

LifeLogger Technologies Corp. has developed a Web APP software solution providing users the ability to capture, store and live stream your memories. We are device agnostic, allowing you to use your iOS, Android solution or other wearable camera and/or sensors solutions. We have cutting-edge technology that presents meaningful advanced search including functionality utilizing Geo-enabled location search & face detection stored on an interactively navigable 3D timeline. For more information please visit http://lifelogger.com.

Forward Looking Statements - Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Lifelogger Technologies, Corp. to provide innovative wearable technology and related software applications and its expectations for future revenues. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others that the anticipated success of our technology may not be as expected. More information about potential factors that could affect our business and financial results is included under the captions, “Risk Factors” in the our Form 10-K for the year ended December 31, 2014 which have been filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

IR Contact

For more information please contact:

The Equity Group, Inc.

Lena Cati

(212) 836-9611
lcati@equityny.com